United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                              (Amendment No. _1_)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               ADOLOR CORPORATION
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   00724X 10 2
                                 (CUSIP Number)


                                  May 17, 2001
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  00724X 10 2                                                                   Page 2 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)  X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         1,863,286
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power             -0-
Person With
                                                     (7)      Sole Dispositive Power    1,863,286

                                                     (8)      Shared Dispositive Power        -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,863,286         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.7%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00724X 10 2                                                                    Page 3 of 11 Pages


  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         1,816,566
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power             -0-
Person With
                                                     (7)      Sole Dispositive Power    1,816,566

                                                     (8)      Shared Dispositive Power        -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,816,566         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.5%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 00724X 10 2                                                                    Page 4 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
----------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         1,816,566
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power             -0-
Person With
                                                     (7)      Sole Dispositive Power    1,816,566

                                                     (8)      Shared Dispositive Power        -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,816,566         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.5%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 00724X 10 2                                                                    Page 5 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         46,720
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power          -0-
Person With
                                                     (7)      Sole Dispositive Power    46,720

                                                     (8)      Shared Dispositive Power     -0-

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         46,720            Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0.2%     Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 00724X 10 2                                                                    Page 6 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,863,286
Person With
                                                     (7)      Sole Dispositive Power           -0-

                                                     (8)      Shared Dispositive Power  1,863,286

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,863,286         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.7%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 00724X 10 2                                                                    Page 7 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        1,863,286
Person With
                                                     (7)      Sole Dispositive Power           -0-

                                                     (8)      Shared Dispositive Power   1,863,286

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,863,286                  Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.7%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 00724X 10 2                                                                    Page 8 of 11 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b) X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power               -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power        1,863,286
Person With
                                                     (7)      Sole Dispositive Power           -0-

                                                     (8)      Shared Dispositive Power   1,863,286

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,863,286                  Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

         [ ]
-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.7%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                       *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1.


(a)      Name of Issuer: Adolor Corporation ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  371 Phoenixville Pike
                  Malvern PA  19355

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners, L.P. ("ACP")
         Alta California Management Partners, L.P. ("ACMP")
         Alta Embarcadero Partners, LLC ("AEP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Guy Nohra ("GN")

 (b)     Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACP      -       Delaware
                           ACMP             Delaware
                           AEP              California

         Individuals:      JD               United States
                           GG               United States
                           GN               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:  00724X 10 2

Item 3.  Not applicable.

Item 4         Ownership.
                                              Please see Attachment A

------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------


                               AP         ACP         ACMP         AEP           JD           GG           GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
(a)     Beneficial         1,863,286   1,816,566    1,816,566     46,720     1,863,286     1,863,286    1,863,286
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

(b)     Percentage of         6.7%        6.5%        6.5%         0.2%         6.7%         6.7%         6.7%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

(c)     Sole Voting Power  1,863,286   1,816,566    1,816,566     46,720        -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

        Shared Voting         -0-         -0-          -0-         -0-       1,863,286     1,863,286    1,863,286
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

        Sole Dispositive   1,863,286   1,816,566    1,816,566     46,720        -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

        Shared                -0-         -0-          -0-         -0-       1,863,286     1,863,286    1,863,286
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement



                                                     Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    May 17, 2001

ALTA PARTNERS                                       ALTA CALIFORNIA PARTNERS, L.P.

                                                    By:  Alta California Management Partners, L.P.,


By:        /s/ Jean Deleage                         By:      /s/ Jean  Deleage
   ----------------------------------------            ------------------------------------------
         Jean Deleage, President                             Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.           ALTA EMBARCADERO PARTNERS, LLC



By:        /s/ Jean Deleage                         By:      /s/ Jean  Deleage
   ----------------------------------------            ------------------------------------------
         Jean Deleage, General Partner                       Jean Deleage, Member




          /s/ Jean Deleage                                   /s/ /Guy Nohra
-------------------------------------------         ---------------------------------------------
         Jean Deleage                                        Guy Nohra


         /s/ Garrett Gruener
-------------------------------------------
         Garrett Gruener




                                                     EXHIBIT A

                                             AGREEMENT OF JOINT FILING

         We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of
us.

Date:    May 17, 2001



Date:    January 26, 2001
ALTA PARTNERS                                       ALTA CALIFORNIA PARTNERS, L.P.

                                                    By:  Alta California Management Partners, L.P.,


By:        /s/ Jean Deleage                         By:      /s/ Jean  Deleage
   ----------------------------------------            ------------------------------------------
         Jean Deleage, President                             Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.           ALTA EMBARCADERO PARTNERS, LLC



By:        /s/ Jean Deleage                         By:      /s/ Jean  Deleage
   ----------------------------------------            ------------------------------------------
         Jean Deleage, General Partner                       Jean Deleage, Member




          /s/ Jean Deleage                                   /s/ /Guy Nohra
-------------------------------------------         ---------------------------------------------
         Jean Deleage                                        Guy Nohra


         /s/ Garrett Gruener
-------------------------------------------
         Garrett Gruener




                                  Attachment A



     Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners L.P. and Alta Embarcadero Partners, LLC. Alta California Partners, L.P. beneficially owns 1,816,566 shares of Common Stock. Alta Embarcadero Partners, LLC beneficially owns 46,720 shares of Common Stock.1 The respective general partners of Alta California Partners L.P. and Alta Embarcadero Partners exercise sole voting and investment power with respect to the shares owned by such funds.

     Certain principals of Alta Partners are general partners of Alta California Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members of Alta Embarcadero Partners, LLC. As general partners and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

     Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners, LLC is a California Limited Liability Company.






--------
1 These numbers reflect the Adolor  Corporation  Common Stock sold on May 16 and
17,  2001.  Alta  California  Partners,   L.P.  sold  389,970  shares  and  Alta
Embarcadero Partners, LLC sold 10,030 shares.